Exhibit 10.60

CONVERTIBLE NOTE PURCHASE AGREEMENT

THIS CONVERTIBLE NOTE PURCHASE AGREEMENT (this “Agreement”) is entered into effective August 24, 2011, between [•] (“[•]”) (with [•] individually a “Purchaser” and collectively with the other purchasers under separate Convertible Note Purchase Agreements to be entered into simultaneously with this Agreement, the “Purchasers”) and CLEAN ENERGY FUELS CORP., a Delaware corporation (the “Company”).

W I T N E S S E T H:

WHEREAS, the Company and its Affiliates are in the business of the development, construction and operation of liquefied natural gas and compressed natural gas fueling stations and the related support, management, maintenance and marketing of those stations, including, without limitation, the development, construction and operation of offloading facilities, related production assets and delivery trucks (the “Business”); and

WHEREAS, the Purchasers have agreed to purchase, and the Company has agreed to issue, convertible notes of the Company (each a “Convertible Note” and collectively, with all such Convertible Notes issued to the Purchasers, the “Convertible Notes”) in the aggregate amount of $150,000,000.00 to be evidenced by a total of three Convertible Notes issued to the Purchasers in substantially the form attached to this Agreement as Exhibit A to be used in connection with the development of the Business.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual agreements among the parties and the funds to be paid to the Company, it is agreed as follows:

1.             Definitions.  The following terms have the meanings set forth in this paragraph 1, when used in this Agreement:

1.1           “Adjustment Notice” means a certificate from the Company to the Purchasers certifying any adjustments to the Conversion Price calculated pursuant to paragraph 6.6.

1.2           “Affiliate” means the same in this Agreement as that term is defined in Rule 405 of the Securities Act.

1.3           “Agreement” has the meaning ascribed to that term in the preamble.

1.4           “Board of Directors” means the Board of Directors of the Company or, with respect to any action to be taken by the Board of Directors, any committee of the Board of Directors duly authorized to take such action.

1.5           “Business” has the meaning ascribed to that term in the recitals.

1.6           “Bylaws” means the Company’s Bylaws, as amended and as in effect on the date hereof.

1.7           “Capital Stock” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated) of corporate stock and any and all warrants, options and rights with respect thereto (whether or not currently exercisable), including each class of common stock and preferred stock of that Person.

1.8           “Certificate of Incorporation” means the Company’s Restated Certificate of Incorporation, as amended and as in effect on the date of this Agreement.

1.9           “Closing” has the meaning ascribed to that term in paragraph 3.

1.10         “Closing Date Price” means $12.83.

1.11         “Closing Sale Price” of the Common Stock on any date means the last closing trade price for such security prior to 4:00 p.m., New York City time, on the principal securities exchange or trading market where such Common Stock is listed or traded, as reported by Bloomberg, L.P. (or an equivalent, reliable reporting service mutually acceptable and hereafter designated by the Company and the Purchaser), or if no closing sale price is reported, the average of the closing bid and ask prices or, if more than one in either case, the average of the average closing bid and the average closing ask prices. In the absence of such a quotation, the Closing Sale Price will be an amount determined in good faith by the Board of Directors to be the fair value of the Common Stock.

1.12         “Common Stock” means the Company’s common stock, par value $0.0001 per share, or any other class of stock resulting from successive changes or reclassifications of such Common Stock.

1.13         “Company” has the meaning ascribed to that term in the preamble.

1.14         “Contingent Obligation” means, with respect to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto.

1.15         “Conversion Price” means $15.00.

1.16         “Convertible Note” has the meaning ascribed to that term in the recitals.

1.17         “Convertible Note Documents” means this Agreement, the Convertible Notes, the Convertible Note Purchase Agreements entered into concurrently with this Agreement and the other documents executed in connection herewith and therewith.

1.18         “Default” has the meaning ascribed to that term in paragraph 11.

1.19         “Distribution Date” has the meaning ascribed to that term in paragraph 6.6.2.

1.20         “Effective Date” means the date on which a Fundamental Change occurs.

1.21         “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, Permits, plans or regulations issued, entered, promulgated or approved thereunder.

1.22         “ERISA” has the meaning ascribed to that term in paragraph 9.30.

1.23         “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.24         “Exchange Event” has the meaning ascribed to that term in paragraph 6.3.

1.25         “Exchange Shares” means shares of Common Stock issued or issuable in exchange for principal and interest under the Convertible Note.

1.26         “Forced Conversion Conditions” means, with respect to any particular Trading Day, both (a) the Closing Sale Price of the Company’s Common Stock is at or above 140% of the Conversion Price then in effect on the immediately preceding Trading Day; and (b) a Purchaser would be able to sell shares issuable upon exchange of the applicable Convertible Note under Rule 144 under the Securities Act (without volume or manner-of-sale restrictions) and/or an effective registration statement without restriction.

1.27         “Fully Registered Notes” means Convertible Notes registered in the Note Register.

1.28         “Fundamental Change” means any of the following events: (a) the sale, lease, exchange, license or other transfer, in one or a series of related transactions, of all or substantially all of the Company’s assets (determined on a consolidated basis) to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), other than to Permitted Holders; (b) the adoption of a plan the consummation of which would result in the liquidation or dissolution of the Company; or (c) the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) other than Permitted Holders of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the aggregate voting power of the fully diluted equity interests in the Company.

1.29         “Fundamental Change Notice” means a notice from the Company to the Purchasers stating: (a) that a Fundamental Change will occur; (b) the Effective Date with respect to that Fundamental Change; and (c) the procedures that the Company must follow to elect the Fundamental Change Option provided in paragraph 6.5.

1.30         “Fundamental Change Option” has the meaning ascribed to that term in paragraph 6.5.

1.31         “Group Ownership Limitation” has the meaning ascribed to that term in paragraph 6.7.

1.32         “Hazardous Materials” means chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes.

1.33         “Holder” means at any particular time, any Person entered in the Note Register as holder of one or more Convertible Notes outstanding at such time.

1.34         “Indebtedness” means, with respect to any Person and without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services, including (without limitation) “capital leases” in accordance with generally accepted accounting principles (other than trade payables entered into in the ordinary course of business); (c) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property); (f) all monetary obligations under any leasing or similar arrangement which, in connection with generally accepted accounting principles, consistently applied for the periods covered thereby, is classified as a capital lease; (g) all indebtedness referred to in clauses (a) through (f) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such indebtedness; and (h) all Contingent Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

1.35         “Intellectual Property Rights” has the meaning ascribed to that term in paragraph 9.22.

1.36         “Interest Payment Date” means each March 31, June 30, September 30 and December 31 of each year.

1.37         “Mandatory Exchange Date” has the meaning ascribed to that term in paragraph 6.2.1.

1.38         “Mandatory Exchange Notice” means a notice from the Company to a Purchaser stating: (a) the Mandatory Exchange Date; (b) the number of shares of Common Stock to be issued upon conversion of the principal and interest to be exchanged; and (c) the amount of principal and interest to be exchanged in substantially the form attached to this agreement as Exhibit C.

1.39         “Market Value” shall mean the average Closing Sale Price of the Common Stock for a five (5) consecutive Trading Day period on NASDAQ or, if the Common Stock is not traded on NASDAQ, the principal national securities exchange or automated quotation system on which the Common Stock is listed or quoted, or if the Common Stock is not so listed or authorized for quotation, an amount determined in good faith by the Board of Directors to be the fair value of the Common Stock) ending immediately prior to the date of determination.

1.40         “Material Adverse Effect” means any material adverse effect on the business, properties, assets, operations, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or on the transactions contemplated hereby and the other Convertible Note Documents or on the agreements and instruments to be entered into in connection herewith or therewith, or on the authority or ability of the Company to perform its obligations under the Convertible Note Documents.

1.41         “Maturity Date” means the date that is five (5) years from the date of the Closing.

1.42         “Money Laundering Laws” means the financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar applicable rules, regulations or guidelines, issued, administered or enforced by any governmental agency.

1.43         “NASDAQ” means The NASDAQ Stock Market, Inc., including any of its Affiliates.

1.44         “Note Register” has the meaning ascribed to that term in paragraph 4.4.1.

1.45         “Note Registrar” has the meaning ascribed to that term in paragraph 4.4.1.

1.46         “NYSE” means the New York Stock Exchange and its Affiliates.

1.47         “OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.

1.48         “Permits” means such permits, registrations, licenses, accreditations, franchises, approvals, authorizations and clearances of applicable governmental authorities required for the conduct of the Company’s and its Subsidiaries’ respective businesses as currently conducted, except where the failure to possess such permits, registrations, licenses, accreditations, franchises, approvals, authorizations and clearances would not reasonably be expected to have a Material Adverse Effect.

1.49         “Permitted Holders” means T. Boone Pickens and his Affiliates.

1.50         “Person” means any individual, corporation, general partnership, limited partnership, limited liability partnership, joint venture, association, joint-stock company, trust, limited liability company, unincorporated organization or government or any agency or political subdivision thereof.

1.51         “Preferred Stock” means the preferred stock of the Company, as may be authorized and issued from time to time.

1.52         “Principal Amount” has the meaning ascribed to that term in paragraph 2.

1.53         “Purchaser” has the meaning ascribed to that term in the preamble.

1.54         “Purchaser Ownership Limitation” has the meaning ascribed to that term in paragraph 6.7.

1.55         “Purchasers” has the meaning ascribed to that term in the preamble.

1.56         “QIB” means a “qualified institutional buyer” as defined in Rule 144A.

1.57         “Reference Price” means $[•] per share of Common Stock.

1.58         “Registration Rights Agreement” means the Registration Rights Agreement between the Company and the Purchaser in substantially the form attached hereto as Exhibit E.

1.59         “Regulation S” means Regulation S promulgated under the Securities Act.

1.60         “Rule 144A” means Rule 144A promulgated under the Securities Act.

1.61         “SEC” means the United States Securities and Exchange Commission.

1.62         “SEC Documents” means all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the reporting requirements of the Exchange Act filed during the two (2) years prior to the date of this Agreement or prior to the date of the Closing and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein.

1.63         “Securities” means the Convertible Note and the Exchange Shares.

1.64         “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

1.65         “Subsidiary” means any Person (a) in which the Company, directly or indirectly, owns not less than 25% of the Capital Stock or holds a corresponding equity or similar interest; and (b) which has operations or material assets.

1.66         “Trading Day” means a day during which trading in securities occurs on NASDAQ or, if Common Stock is not listed on NASDAQ, on the principal other national securities exchange on which Common Stock is then listed or, if Common Stock is not listed on a national securities exchange, on the principal trading market on which Common Stock is then traded.

1.67         “VWAP” means the per share volume-weighted average price for the Common Stock as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. to 4:00 p.m., New York City time), or if such volume-weighted average price is unavailable or if such page or its equivalent is unavailable: (a) the price of each trade in shares of Common Stock multiplied by the number of shares of Common Stock in each such trade; divided by (b) the total number of shares of Common Stock traded, in each case during such Trading Day from 9:30 a.m. to 4:00 p.m., New York City time on NASDAQ or, if the Common Stock is not traded on NASDAQ, the principal national securities exchange or automated quotation system on which the Common Stock is listed or quoted.

2.             Convertible Note Purchase Agreement.  Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase a Convertible Note of the Company in the aggregate principal amount of $[•] (the “Principal Amount”). The Convertible Notes shall bear such distinguishing letters and numbers as the Note Registrar may approve, such approval of the Note Registrar to be conclusively evidenced by its certification of the Convertible Notes.

3.             Closing.  On or before the fourth business day following the date of this Agreement (the “Closing”) and on satisfaction by the Company or waiver by the Purchaser of the conditions of purchase set forth in paragraph 5, the Principal Amount shall be transferred by the Purchaser by wire transfer of immediately available funds using the Company’s wiring instructions set forth on Schedule 1. Concurrently therewith, the Convertible Note will be executed and delivered to the Purchaser in $[•] aggregate principal amount by the Company.

4.             Convertible Notes.  The Company and the Purchaser agree that the Purchaser will have no obligation to re-pay any amounts paid or prepaid on the Convertible Note issued hereunder.  Such Convertible Note will be payable on the following terms below. All payments of the Company shall be made in accordance with the Purchaser’s wire transfer instructions as provided in writing to the Company by the Purchaser.

4.1           Interest.  Except as otherwise provided in the Convertible Note, the Convertible Note will bear interest from the date of payment of the initial purchase price payable thereunder until payment in full at the per annum rate of 7.5% payable on each Interest Payment Date.  Except as provided in this Agreement, all interest will be paid in immediately available funds on the designated Interest Payment Date.  All interest will be computed for the actual number of days elapsed on the basis of a year consisting of 360 days. Any sum not paid when due will bear interest at 13% per annum compounded quarterly and will be paid at the time of and as a condition precedent to the cure of any Default.

4.2           Repayment.  Provided there is no Default, the entire unpaid principal balance of each Convertible Note and all accrued and unpaid interest thereon will be due and payable in immediately available funds on the earliest of: (a) the Maturity Date; or (b) if the Purchaser elects the Fundamental Change Option, within five (5) business days of the Effective Date.  The Company will not have the right to prepay the Convertible Note, in whole or in part without the consent of the Purchaser.  All payments will be applied first to accrued and unpaid interest and second to the principal balance.

4.3           Optional Repayment at Maturity in Common Stock.  Notwithstanding the terms of paragraph 4.2, by a written notice to the Purchaser on or before the Maturity Date, the Company may elect, in the Company’s sole discretion, to pay all or any part of the principal due under such Convertible Note by delivering to the Purchaser the number of shares of Common Stock equal to the quotient of: (a) the principal to be paid in Common Stock; and (b) the average VWAP for the Common Stock for the immediately prior twenty Trading Days before the Maturity Date.  Notwithstanding the previous sentence, if the Company elects to pay all or any portion of the principal due under the Convertible Note pursuant to this paragraph 4.3, the issuance of Common Stock in repayment of such Convertible Note will be subject solely to the volume restrictions on issuance set forth in the first sentence of paragraph 6.2.2 with the balance of such repayment made on successive Trading Days subject solely to such volume restrictions (without regard to the balance of paragraph 6.2) and will be effected as an exchange pursuant to the procedures set forth in paragraph 6.3.  The Company shall comply with the stockholder approval requirements of NASDAQ Listing Rule 5635(d) to the extent applicable before any issuance of Common Stock pursuant to this paragraph 4.3.

4.4           Registration of Convertible Notes.

4.4.1        The Convertible Notes shall only be issued as Fully Registered Notes, designated as “7.5% Convertible Notes Due 2016”.  The Company shall, at all times while any Convertible Notes are outstanding, cause to be kept by and at the principal corporate headquarters of the Company in Seal Beach, California (or such other location as the Company shall determine) a register in which shall be entered the names of each Purchaser and any subsequent Holder, their latest known addresses and electronic transfer of funds instructions, if applicable, and such other information as prescribed by applicable law, together with the details in respect of the Convertible Notes held by such Purchasers and of all transfers of Convertible Notes in accordance with this Agreement (such register being the “Note Register”). Such registration shall be noted on the Convertible Notes by the Note Registrar.  For the purposes of this paragraph 4.4, the “Note Registrar” shall be a Person appointed by the Company, who shall initially be Corporate Secretary of the Company, and shall be the transfer agent for the Convertible Notes until notified by the Company otherwise.

4.4.2        The Note Register shall at all reasonable times during business hours on a business day be open for inspection by the Company, the Note Registrar and any Purchaser.

4.4.3        The Note Registrar shall maintain accounts and records evidencing each payment of principal of and interest on the Convertible Notes, which accounts and records shall constitute, in the absence of manifest error, prima facie evidence thereof.

4.4.4        Without limiting the other provisions of this Agreement, no transfer of a Convertible Note shall be effective as against the Company, and no Holder shall be entitled to transfer its Convertible Note, unless:

(a)           the Holder has delivered to the Note Registrar its Convertible Note together with a duly executed form of transfer by the Holder or the executor, administrator or other legal representatives of the Holder or the Holder’s attorney duly appointed by an instrument in form and execution satisfactory to the Note Registrar, and upon due completion of such form of transfer attached to the Note certificate and in compliance with such requirements as the Note Registrar may prescribe, acting reasonably;

(b)           such transfer has been noted by the Note Registrar on the Note Register; and

(c)           the transferor and transferee have complied with such reasonable regulations as the Note Registrar may prescribe relating to such transfers.

Upon becoming a Holder in accordance with the provisions of this Agreement, the transferee thereof shall be deemed to have acknowledged and agreed to be bound by this Agreement and, except as otherwise contained herein, all references to “Purchaser” hereunder shall be deemed to be references to such Holder.  Upon registration in the Notes Register of such transferee as the Holder of the Convertible Note, the transferor shall cease to have any further rights under this Agreement with respect to such Convertible Note or Exchange Shares issuable in respect thereof.  Any purported transfer or assignment of the Convertible Note which does not comply with this Section 4.4 shall be void and of no force or effect.

4.4.5        Ownership of Notes.  The Person in whose name a Fully Registered Note shall be registered shall be deemed to be the owner thereof for all purposes of this Agreement and payment of or on account of the principal of, and premium and interest on, such Note shall be made only to or upon the order in writing of the Holder thereof and such payment shall be a complete discharge to the Note Registrar and the Company for the amounts so paid.  None of the Note Registrar or the Company shall be charged with notice of or be bound to see to the execution of any trust, whether express, implied or constructive, in respect of any Note and may transfer any Note on the direction of the registered Holder thereof, whether named as trustee or otherwise, as though that Person were the beneficial owner thereof.

5.             Conditions of Purchase.  The obligation of the Purchaser to perform this Agreement at the Closing is subject to the performance of the following conditions:

5.1           Convertible Note Documents.  At the Closing, the Convertible Note Documents will have been duly executed, acknowledged (where appropriate) and delivered to the Purchaser by the Company, all in form and substance satisfactory to the Purchaser.

5.2           Authority.  The Purchaser will have received: (a) certified copies of the Company’s Certificate of Incorporation and Bylaws, complete with all amendments thereto and certificates to be filed in connection therewith; (b) satisfactory evidence that the Company is qualified to do business and in good standing in each jurisdiction listed on Schedule 5.2; and (c) certified copies of resolutions and other documents reasonably required to authorize the execution, delivery and performance of the Convertible Note Documents and other instruments provided for herein, all in form and substance reasonably satisfactory to the Purchaser.

5.3           No Default.  There will have occurred and be continuing no event of Default as of the date of such Closing.

5.4           Other Documents.  The Company will have executed and delivered or caused to be amended such other documents and instruments as the Purchaser may reasonably request including, without implied limitation, a compliance certificate in form reasonably acceptable to the Purchaser’s counsel.

5.5           Approvals.  At the Closing, the Company will have obtained any required consent of the Company’s other Purchasers to the Convertible Note Documents and Convertible Note to be made at the Closing.

5.6           Closing Certificate.  At the Closing, the Purchaser will have received a certificate from the Company’s president (or equivalent officer) certifying that the Company’s representations and warranties contained in this Agreement are true and correct as of such Closing, except for representations and warranties as of a date certain, which will be certified as correct as of that date certain.

5.7           Representations and Warranties.  At the Closing, each of the representations and warranties made by the Company in or pursuant to the Convertible Note Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

5.8           Opinion Letter.  At the Closing, the Purchasers will have received the opinion of Morrison & Foerster LLP, counsel for the Company, dated as of the date of the Closing, in substantially the form attached to this Agreement as Exhibit D.

5.9           Registration Rights Agreement. At the Closing, the Company and the Purchaser shall have entered into the Registration Rights Agreement.

6.             Exchange Events.  The Convertible Note will be exchangeable for Common Stock as follows (it being understood that the words “exchange” and “exchangeable” shall be interchangeable with the words “convert” and “convertible” for all purposes hereunder):

6.1           Voluntary Exchange.  The Purchaser shall have the right to exchange all or any portion of the principal and accrued and unpaid interest with respect to such Purchaser’s Convertible Note at the Conversion Price for fully paid and nonassessable shares of Common Stock and cash in lieu of fractional shares as described in paragraph 6.3 upon written notice to the Company in substantially the form attached to this Agreement as Exhibit B.

6.2           Mandatory Exchange.  At any time after the second anniversary of the Closing, if the Closing Price of the Common Stock is greater than or equal to 140% of the Conversion Price then in effect for at least twenty (20) Trading Days in any consecutive thirty (30) Trading Day Period, then the Company may require the Purchaser to exchange all or any portion of the principal and accrued and unpaid interest then due under the Convertible Note at the Conversion Price for fully paid and nonassessable shares of Common Stock and cash in lieu of fractional shares as described in paragraph 6.3.

6.2.1        Mandatory Exchange Notice.  The Company must deliver a Mandatory Exchange Notice to the Purchaser that the Company intends to exercise the Company’s right to require exchange pursuant to this paragraph 6.2 specifying the date that the Company elects to require the exchange (the “Mandatory Exchange Date”) which must be within five (5) days of such Mandatory Exchange Notice.

6.2.2        Exchange Restrictions.  Notwithstanding the balance of this paragraph 6.2, beginning on the Mandatory Exchange Date, and each subsequent consecutive Trading Day thereafter, the amount of principal and interest exchanged for Common Stock will not exceed

15% of the average daily trading volume of the Common Stock of the Company computed for the 30-day period immediately prior to such conversion.  No such conversion will occur on any Trading Day on which Forced Conversion Conditions are not satisfied.  The mandatory conversion provisions of this paragraph 6.2 will continue to apply only upon each successive Trading Day after the Mandatory Exchange Date upon which the Forced Conversion Conditions are satisfied until all of the principal and interest that can be required to be exchanged for Common Stock pursuant to this paragraph 6.2 has been exchanged for Common Stock pursuant to this paragraph 6.2.

6.2.3        Interest.  Notwithstanding the provisions of paragraph 6.3, any accrued and unpaid interest not exchanged pursuant to this paragraph 6.2 that accrued prior to the Mandatory Exchange Date will be due and payable on the next Interest Payment Date.

6.3           Mechanism for Exchange.  Subject to compliance with paragraph 4.4, each exchange of principal or interest due under the Convertible Note pursuant to paragraphs 4.3, 6.1 or 6.2 (each, an “Exchange Event”) will be deemed to have been effective as of 5 p.m. pacific time on the business day on which written notice of the related Exchange Event is delivered (or, if such notice is not provided on a business day, on the next business day following the delivery of such notice), whether or not the Convertible Note has been surrendered to the Company and the applicable amount of the Convertible Note will be deemed satisfied and all rights with respect to the amount of the Convertible Note deemed satisfied will cease and terminate, including, without limitation, the right to accrue and be paid interest on the Convertible Note.  The Purchaser agrees that on the exchange of the entire unpaid principal amount of the Convertible Note plus all accrued and unpaid interest thereon, such Purchaser will deliver the original Convertible Note to the Company.  At the time any exchange has been effected, the Purchaser will credit the principal amount and interest of the Convertible Note that has been exchanged upon issuance to such Purchaser of the applicable number of shares of the Company’s Common Stock.  The Company will deliver to the Purchaser a certificate or certificates representing the number of shares of the Common Stock issuable by reason of such exchange in the name of the Purchaser or one of its Affiliates and in such denomination or denominations as the Purchaser may specify upon the Company’s receipt (if required) of the original Convertible Note being exchanged.  The issuance of the certificates in connection with the exchange of any portion of the principal amount of the Convertible Note to Common Stock of the Company will be made without charge to the Purchaser for any issuance tax or other cost incurred by the Company in connection with such exchange.  Each exchange (other than an exchange under paragraph 4.3) will entitle the Purchaser to receive the number of shares of the Company’s Common Stock equal to the quotient of: (a) the amount of principal and interest to be exchanged; divided by (b) the Conversion Price then in effect.  Notwithstanding the foregoing sentence, no fractional shares will be issued in any exchange.  If the Purchaser would be entitled to receive a fractional share, the Company will pay to the Purchaser cash equal to the product of: (y) the Conversion Price; and (z) the fraction of a share that would otherwise have been issued but for the prohibition on issuing fractional shares pursuant to this paragraph 6.3.  Notwithstanding the foregoing, if the Company reasonably determines that the consummation of an Exchange Event would require the parties to submit a Notification and Report form pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereby, or any similar legal requirement that may be imposed on Company, Purchaser or their respective Affiliates with respect to the transactions contemplated hereby, each of the parties hereto shall use reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to submit any and all required notifications to the applicable governmental authorities and the effectiveness of the Exchange Event shall not be deemed to have occurred until such notifications are submitted.

6.4           Legends.  The Purchaser understands that the certificates or other instruments representing the Exchange Shares shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.

THE HOLDER OF THIS SECURITY AGREES FOR THE BENEFIT OF THE COMPANY THAT (A) THIS SECURITY MAY BE OFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (I) IN THE UNITED STATES TO A PERSON WHOM THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (II) OUTSIDE OF THE UNITED STATES IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH RULE 904 UNDER THE SECURITIES ACT, (III)  PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF AVAILABLE) OR (IV) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH OF CASES (I) THROUGH (IV) IN ACCORDANCE WITH ANY APPLICABLE SECURITIES ALWAYS OF ANY STATE OF THE UNITED STATES, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THIS SECURITY FROM IT OF THE RESALE RESTRICTIONS REFERRED TO IN (A) ABOVE. IN ANY CASE, THE HOLDER HEREOF WILL NOT, DIRECTLY OR INDIRECTLY, ENGAGE IN ANY HEDGING TRANSACTION WITH REGARD TO THE SECURITIES EXCEPT AS PERMITTED UNDER THE SECURITIES ACT.

EACH PURCHASER OF THIS SECURITY IS HEREBY NOTIFIED THAT THE SELLER OF THIS SECURITY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

The Exchange Shares shall not be transferrable and the legend set forth above shall not be removed from the Exchange Shares and the Company shall not issue a certificate without such legend to the holder of the Exchange Shares upon which it is stamped, until, unless otherwise required by state securities laws, (a) such Exchange Shares are registered for resale under the Securities Act, (b) in connection with a sale, assignment or other transfer, such holder provides the Company with an opinion of a law firm reasonably acceptable to the Company to the effect that such sale, assignment or transfer of the Exchange Shares may be made without registration under the applicable requirements of the Securities Act; or (c) such holder provides the Company with reasonable assurance that the Exchange Shares can be sold, assigned or transferred pursuant to Rule 144A, Rule 144 or Rule 904 of Regulation S of the Securities Act.

6.5           Optional Repayment on Fundamental Change.  The Company shall deliver to the Purchaser the Fundamental Change Notice no less than twenty (20) days prior to the Effective Date.  The Purchaser will have a one time option to put all of the Convertible Note (if then outstanding) to the Company in exchange for the payment of all applicable principal and accrued and unpaid interest with respect to such Convertible Note so tendered in cash payable within five (5) business days following the Effective Date (the “Fundamental Change Option”).  For purposes of clarity, the provisions of paragraph 4.3 shall not apply upon exercise of the Fundamental Change Option. If the Purchaser does not elect the Fundamental Change Option in connection with the Fundamental Change, the provisions of paragraph 6.6.7 below shall apply.

6.6           Adjustments to Conversion Price. While any part of the Convertible Note remains outstanding:

6.6.1        If the Company shall (A) pay a dividend (or other distribution) payable in shares of Common Stock to all or substantially all of the holders of the Common Stock of the Company; (B) subdivide the outstanding shares of Common Stock into a larger number of shares or (C) combine the outstanding shares of Common Stock into a smaller number of shares then, and in each such case, the Conversion Price in effect immediately prior to such event shall be adjusted (and any other appropriate actions shall be taken by the Company) so that a Convertible Note thereafter surrendered for conversion shall be entitled to receive the number of shares of Common Stock that such holder would have owned or would have been entitled to receive upon or by reason of any of the events described above, had such Convertible Note been converted into shares of Common Stock immediately prior to the occurrence of such event.  An adjustment made pursuant to this paragraph 6.6 shall become effective retroactively (x) in the case of any such dividend or distribution, to the day immediately following the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend or distribution or (y) in the case of any such subdivision, combination or reclassification, to the close of business on the day upon which such corporate action becomes effective.

6.6.2        In case the Company shall issue to all holders of its Common Stock rights, options or warrants entitling the holders thereof to subscribe for or purchase shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) at a price per share less than the Closing Sale Price as of the preceding Trading Day prior to the announcement of the Company’s anticipated issuance of such rights, options or warrants (treating the price per share of any security convertible or exchangeable or exercisable into Common Stock as equal to (A) the sum of the price paid to acquire such security convertible, exchangeable or exercisable into Common Stock plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such security into Common Stock, in each case as determined by the Board of Directors if any portion of such price paid to acquire or additional consideration payable is in a form other than cash, divided by (B) the number of shares of Common Stock into which such convertible, exchangeable or exercisable security is initially convertible, exchangeable or exercisable), other than (i) issuances of such rights, options or warrants if the Holder of a Convertible Note would be entitled to receive such rights, options or warrants upon conversion at any time of such Convertible Note into Common Stock; and (ii) issuances that are subject to certain triggering events (until such time as such triggering events occur), then, and in each such case, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect on the day immediately prior to the record date of such issuance by a fraction (y) the numerator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of additional shares of Common Stock issued or to be issued upon or as a result of the issuance of such rights, options or warrants (or the maximum number into or for which such convertible or exchangeable securities initially may convert or exchange or for which such options, warrants or other rights initially may be exercised) and (z) the denominator of which shall be the sum of the number of shares of Common Stock outstanding on such record date plus the number of shares of Common Stock which the aggregate consideration for the total number of such additional shares of Common Stock so issued (or into or for which such convertible or exchangeable securities may convert or exchange or for which such options, warrants or other rights may be exercised plus the aggregate amount of any additional consideration initially payable upon the conversion, exchange or exercise of such security) would purchase at the Market Value for the period ending on the date of issuance of such rights, options or warrants; provided, however, that, to the extent that shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) are not delivered pursuant to such options, warrants or other rights, upon the expiration or termination of such options, warrants or other rights, the Conversion Price shall be readjusted to the Conversion Price which would then be in effect had the adjustments made upon the issuance of such options, warrants or other rights been made on the basis of the delivery of only the number of shares of Common Stock (or securities convertible into or exchangeable for shares of Common Stock) actually delivered; provided, further, that if the Company distributes rights or warrants (other than those referred to above in this paragraph 6.6.2) pro rata to the holders of Common Stock, so long as such rights or warrants have not expired or been redeemed by the Company, (I) the holder of any Convertible Note surrendered for conversion shall be entitled to receive upon such conversion, in addition to the Exchange Shares of Common Stock then issuable upon such conversion, a number of rights or warrants to be determined as follows: (1) if such conversion occurs on or prior to the date for the distribution to the holders of rights or warrants of separate certificates evidencing such rights or warrants (the “Distribution Date”), the same number of rights or warrants to which a holder of a number of shares of Common Stock equal to the number of Exchange Shares is entitled at the time of such conversion in accordance with the terms and provisions applicable to the rights or warrants; and (2) if such conversion occurs after the Distribution Date, the same number of rights or warrants to which a holder of the number of shares of Common Stock into which such Convertible Note was convertible immediately prior to such Distribution Date would have been entitled on such Distribution Date had such Convertible Note been converted immediately prior to such Distribution Date in accordance with the terms and provisions applicable to the rights and warrants; and (II) the Conversion Price shall not be subject to adjustment under this paragraph 6.6 on account of any declaration, distribution or exercise of such rights or warrants.

6.6.3        If the Company shall make a distribution to all holders of its Common Stock consisting of evidences of indebtedness, shares of its Capital Stock other than Common Stock or assets (including securities, but excluding those dividends, rights, options, warrants and distributions referred to in paragraphs 6.6.1 or 6.6.2 above), then, and in each such case, the Conversion Price then in effect shall be adjusted by dividing the Conversion Price in effect immediately prior to the date of such distribution by a fraction (x) the numerator of which shall be the Market Value for the period ending on the record date referred to below, and (y) the denominator of which shall be such Market Value less the then fair market value (as determined by the Board of Directors of the Company) of the portion of the cash, evidences of indebtedness, securities or other assets so distributed applicable to one share of Common Stock (but such denominator shall not be less than one); provided, however, that no adjustment shall be made with respect to any distribution of rights to purchase securities of the Company if the Holder of a Convertible Note would otherwise be entitled to receive such rights upon conversion at any time of a Convertible Note into shares of Common Stock unless such rights are subsequently redeemed by the Company, in which case such redemption shall be treated for purposes of this paragraph 6.6.3 as a dividend on the Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective retroactively to a date immediately following the close of business on the record date for the determination of stockholders entitled to receive such distribution.

6.6.4        Notwithstanding anything herein to the contrary, no adjustment under this paragraph 6.6 need be made to the Conversion Price unless such adjustment would require an increase or decrease of at least 1% of the Conversion Price then in effect.  Any lesser adjustment shall be carried forward and shall be made at the time of and together with the next subsequent adjustment, if any, which, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least 1% of such Conversion Price; provided, however, that with respect to adjustments to be made to the Conversion Price in connection with cash dividends paid by the Company, the Company shall make such adjustments, regardless of whether such aggregate adjustments amount to 1% or more of the Conversion Price, no later than April 15 of each calendar year.  Further, and notwithstanding anything herein to the contrary, in no event will the Conversion Price be less than the Closing Date Price, subject to adjustment under the same circumstances under which the Conversion Price is subject to adjustment pursuant to paragraph 6.6.1.

6.6.5        If the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or other distribution, and shall thereafter (and before the dividend or distribution has been paid or delivered to stockholders) legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment in the Conversion Price then in effect shall be required by reason of the taking of such record.

6.6.6        Upon any increase or decrease in the Conversion Price, then, and in each such case, the Company promptly shall deliver to each Holder of a Convertible Note a certificate signed by an authorized officer of the Company, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Conversion Price then in effect following such adjustment.

6.6.7        In the event of any reclassification of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value), or in the event of any Fundamental Change, and provided in the case of a Fundamental Change that the Holder does not elect the Fundamental Change Option pursuant to paragraph 6.5, each Convertible Note then outstanding shall, without the consent of any Holder of Convertible Notes, become convertible in accordance with this Agreement, only into the kind and amount of securities (of the Company or another issuer), cash and other property receivable upon such reclassification or Fundamental Change by a holder of the number of shares of Common Stock into which such Convertible Note could have been converted immediately prior to such reclassification or Fundamental Change, after giving effect to any adjustment event.  The provisions of this paragraph 6.6.7 and any equivalent thereof in any such securities similarly shall apply to successive reclassifications or Fundamental Changes.  The provisions of this paragraph 6.6.7 and paragraph 6.5 shall be the sole rights of Holders of Convertible Notes in connection with any reclassification or Fundamental Change and such Holders shall have no separate vote thereon.

6.7           Limitation on Exchange.  Notwithstanding anything herein to the contrary, the Company shall not be obligated to affect any exchange of all or any portion of any Convertible Note, and no Purchaser shall have the right to convert all or any portion of any Convertible Note, to the extent that, after giving effect to an attempted Exchange Event as set forth in this paragraph 6, either (i) the Purchasers in the aggregate would own a number of shares of Common Stock as a result of one or more Exchange Events in excess of the Group Ownership Limitation (as defined below); or (ii) any individual Purchaser (together with its Affiliates and any other Person whose beneficial ownership of Common Stock would be aggregated with the Purchaser for purposes of Section 13(d) of the Exchange Act and the applicable rules and regulations of the SEC, including any “group” of which the Purchaser is a member) would beneficially own a number of shares of Common Stock as a result of one or more Exchange Events or otherwise in excess of the Purchaser Ownership Limitation (as defined below).  For purposes of the foregoing sentence, if the aggregate number of shares of Common Stock owned by each such Purchaser shall include the number of shares of Common Stock issuable upon an Exchange Event with respect to which the determination of such sentence is being made and prior Exchange Events, but shall exclude the number of shares of Common Stock which are issuable upon exchange of the remaining, unconverted portion of the Convertible Notes owned by such Purchaser.  The “Group Ownership Limitation” shall be 19.99% of the number of shares of Common Stock outstanding immediately prior to the Closing and the “Purchaser Ownership Limitation” shall be 9.99% of the number of shares of Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such Exchange Event.  Each Purchaser shall supply all information necessary to ensure compliance with this paragraph 6.7, and the Company shall be entitled to rely on representations made to it by each Purchaser regarding the Group Ownership Limitation and a Purchaser Ownership Limitation.

7.             Covenants.  Until payment in full of the Convertible Notes, unless the Purchasers representing a majority of the principal amount outstanding under all Convertible Notes issued pursuant to the Convertible Note Documents otherwise consent in writing, the Company will perform or cause to be performed the following:

7.1           Notice of Default.  The Company will give prompt written notice to the Purchaser of its actual knowledge of any Default under the Convertible Note Documents.

7.2           Corporate Existence.  The Company will take the necessary steps to preserve the corporate existence of the Company and its rights to conduct business in those states in which the nature of the properties or businesses of the Company requires qualification to do business therein, and will comply in all material respects with all valid and applicable statutes, rules and regulations.  The jurisdictions set forth on Schedule 5.2 are all the jurisdictions where the Company is required to register to do business where the failure to so qualify would have a Material Adverse Effect on the Company.

7.3           Insurance.  The Company shall provide or cause to be provided, for itself and each of its Subsidiaries, insurance against loss or damage of the kinds that, in the reasonable, good faith opinion of the Company, are adequate and appropriate for the conduct of the business of the Company and such Subsidiaries in a reasonably prudent manner, with reputable insurers or with the government of the United States or an agency or instrumentality thereof, in such amounts, with such deductibles, and by such methods as shall be customary, in the reasonable, good faith opinion of the Company, for corporations similarly situated in the industry.

7.4           Compliance with Obligations.  The Company will perform and observe, or cause to be performed or observed as the case may be, all of its and its Subsidiaries’ material obligations pursuant to the terms, agreements and covenants of their respective certificates of incorporation, other formation documents and this Agreement.

7.5           Reservation.  The Company will take whatever actions are required to ensure that a sufficient number of shares of Common Stock have been reserved and are available for issuance as Exchange Shares pursuant to the terms of the Convertible Note Documents.

7.6           Replacement.  The Company will issue a new Convertible Note or stock certificate in place of any previously issued instrument alleged to have been lost, stolen or destroyed, upon such terms and conditions as the Board of Directors may prescribe, including the presentation of reasonable evidence of such loss, theft or destruction (provided that an affidavit of the applicable Purchaser will be satisfactory for such purpose) and the giving of such indemnity as the Board of Directors may reasonably request for the protection of the Company or any transfer agent or registrar (provided that as to the Purchaser, its own indemnification agreement will under all circumstances be satisfactory and no bond will be required).  On surrender of any previously issued instrument described above that has been mutilated, the Company will issue a new instrument in place thereof.

7.7           Taxes and Other Obligations.  Except as set forth on Schedule 7.7, the Company and each of its Subsidiaries will (a) pay and discharge all material taxes, assessments, interest on taxes and governmental charges against them or against any of their properties, upon the respective dates when due, except (i) to the extent that such material taxes, assessments, interest on taxes, installments and governmental charges are contested in good faith and by appropriate proceedings; or (ii) as would not be reasonably expected to have a Material Adverse Effect; and (b) take all necessary actions to prevent any material tax lien from attaching to any of their properties, except tax liens contested in good faith and by appropriate proceedings.

7.8           Use of Proceeds.  The Company will not use the Convertible Note proceeds for any reason other than: (a) to pay the Company’s expenses in connection with documenting the Convertible Notes; (b) for expenditures relating to the Business; and (c) paying interest or principal on the Convertible Notes.  The proceeds from the Convertible Notes may not, without prior written consent of the Purchasers representing a majority of the principal amount outstanding under all Convertible Notes issued pursuant to the Convertible Note Documents, be used for any purpose other than as set forth in the preceding sentence.

7.9           Dividends.  Without the prior written consent of a majority-in-interest of the Purchasers, the Company shall not declare or pay any dividends in respect of Company’s Capital Stock, return any capital to its stockholders as such, or make any distributions of assets to its stockholders as such, except that Company may declare and deliver dividends and distributions payable only in Common Stock of the Company.

7.10         Rule 144A.

7.10.1      For so long as the Convertible Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and in the event that the Company fails to be an issuer (i) subject to Section 13 and 15(d) of the Exchange Act or (ii) exempt from the reporting requirements of Rule 12g3-2(b) of the Exchange Act, the Company will, upon request of the Purchaser, provide to any holder or prospective purchaser of the Convertible Note as designated by the Purchaser and that the Purchaser reasonably determines to be a QIB the information required to be delivered under Rule 144A(d)(4)(i) under the Securities Act.

7.10.2      The Convertible Note satisfies the eligibility requirements of Rule 144A(d)(3) under the Securities Act.

7.10.3      The Company reasonably believes that the Purchaser is a QIB.

7.10.4      The Company has taken reasonable steps to ensure that the Purchaser is aware that the Company may rely on the exemption from the provisions of Section 5 of the Securities Act.

7.11         Listing.  The Company will promptly secure the listing of all of the Exchange Shares upon each national securities exchange and automated quotation system, if any, upon which shares of Common Stock are then listed (subject to official notice of issuance) and will maintain, so long as any other shares of Common Stock will be so listed, such listing of all Exchange Shares from time to time issuable under the terms of the Convertible Note Documents.  The Company will maintain the Common Stock’s authorization for quotation on the NASDAQ or the NYSE.  Neither the Company nor any of its Subsidiaries will take any action which would be reasonably expected to result in the delisting or suspension of the Common Stock on the NASDAQ.  The Company will pay all fees and expenses in connection with satisfying its obligations under this paragraph 7.10.

7.12         Certain Fees and Expenses.  The Company will pay all transfer agent fees, stamp or transfer taxes and other taxes (not including income or similar taxes) and duties levied in connection with the sale and issuance of the Exchange Shares.  Except as otherwise expressly set forth in the Convertible Note Documents, each party to this Agreement will bear its own fees and expenses in connection with the Convertible Note (including, without limitation, each party’s legal, accounting and other expenses).

7.13         ISIN Code.  No later than fourteen (14) calendar days following the Closing, the Company shall obtain an ISIN code and a Bloomberg identification code for the Convertible Notes.

8.             Public Statements.  The Company and the Purchaser agree not to issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement without the prior consent of the other parties, unless such party determines, after consultation with counsel, that it is required by an applicable statute, ordinance, rule or regulation or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the transactions contemplated by this Agreement, in which event such party will endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other parties to review and comment upon such press release or other announcement and will give due consideration to all reasonable additions, deletions or changes suggested thereto.

9.             Company’s Representations and Warranties.  In order to induce the Purchaser to enter into this Agreement, the Company represents and warrants to the Purchaser as follows:

9.1           Organization and Qualification.  Each of the Company and its Subsidiaries are entities duly incorporated or organized, as the case may be, and validly existing in good standing under the laws of the jurisdiction in which they are incorporated or organized, as applicable, and have the requisite power and authority to own their properties and to carry on their business as now being conducted.  Each of the Company and its Subsidiaries is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which its ownership of property or the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect.  The Company has no Subsidiaries except as set forth on Schedule 9.1 or as disclosed in the SEC Documents.

9.2           Authorization; Enforcement; Validity.  The Company has the requisite corporate power and authority to enter into and perform its obligations under the Convertible Note Documents and to issue the Exchange Shares in accordance with the terms of the Convertible Note Documents.  The execution and delivery of the Convertible Note Documents by the Company and the consummation by the Company of the transactions contemplated by the Convertible Note Documents have been duly authorized by the Board of Directors and no further filing, consent or authorization is required by the Company, its Board of Directors or its stockholders.  The Convertible Note Documents have been duly executed and delivered by the Company, and constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies.

9.3           Issuance of Securities.  The Exchange Shares have been duly reserved for issuance, are duly authorized and, upon issuance in accordance with the terms hereof, will be validly issued and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof and the Exchange Shares will be fully paid and nonassessable with the holders being entitled to all rights accorded to a holder of Common Stock.  Assuming the accuracy of each of the representations and warranties set forth in paragraph 10 of this Agreement, the offer and issuance by the Company of the Convertible Note and the Exchange Shares are exempt from registration under the Securities Act and will be issued in compliance with all applicable federal and state securities laws.

9.4           No Conflicts.  The execution, delivery and performance of the Convertible Note Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (a) result in a violation of any certificate of incorporation, certificate of formation, any certificate of designations or other constituent documents of the Company or any of its Subsidiaries, any capital stock of the Company or any of its Subsidiaries or bylaws of the Company or any of its Subsidiaries; (b) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its Subsidiaries is a party; or (c) result in a violation of any applicable law, rule, regulation, order, judgment or decree, including without limitation, federal and state securities laws and regulations and the rules and regulations of NASDAQ or any other national securities exchange applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except in the cases of clauses (b) and (c) such as would not reasonably be expected to have a Material Adverse Effect.

9.5           Consents.  Assuming the accuracy of the representations and warranties set forth in paragraph 10 of this Agreement, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency or any regulatory or self-regulatory agency or any other Person in order for it to execute, deliver or perform any of its obligations under or contemplated by the Convertible Note Documents, in each case in accordance with the terms hereof or thereof, other than (a) any consent, authorization or order that has been obtained as of the date hereof; (b) any filing or registration that has been made as of the date hereof; or (c) any filings which may be required to be made by the Company with the SEC, state securities administrators or NASDAQ, subsequent to the Closing.  The Company is not in violation of the listing requirements of NASDAQ.

9.6           No General Solicitation.  Neither the Company nor any of its Subsidiaries, or to the Company’s knowledge, any of its or their Affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the Securities.  The Company will be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for Persons engaged by the Purchaser or its investment advisor) relating to or arising out of the transactions contemplated hereby.

9.7           No Integrated Offering.  None of the Company, its Subsidiaries, any of their Affiliates, or any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the Securities under the Securities Act, whether through integration with prior offerings or otherwise, or cause this offering of the Securities to require approval of stockholders of the Company for purposes of any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of the Company are listed or designated.  None of the Company, its Subsidiaries, their affiliates and any Person acting on their behalf will take any action or steps referred to in the preceding sentence that would require registration of the issuance of any of the Securities under the Securities Act.

9.8           SEC Documents; Financial Statements.  During the two (2) years prior to the date hereof, the Company has timely filed all appropriate SEC Documents.  As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC (solely to the extent any information contained in such SEC Documents has not been amended, modified, supplemented, corrected, rescinded or otherwise withdrawn in subsequent material filed by the Company with the SEC), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  As of their respective filing dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, during the periods involved (except (a) as may be otherwise indicated in such financial statements or the notes thereto; or (b) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to the extent that such unaudited statements exclude footnotes).  To the best of the Company’s knowledge, no other information provided by the Company to the Purchaser which is not included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are or were made not misleading; provided, however, the Company makes no representations or warranties regarding any projections, forecasts or other forward looking statements.  KPMG LLP, which has reported on the consolidated financial statements and schedules contained in the SEC Documents, are registered independent public accountants as required by the Securities Act and the rules and regulations promulgated thereunder and by the rules of the Public Accounting Oversight Board.

9.9           Absence of Certain Changes.  Since December 31, 2010, other than as set forth on Schedule 9.9 or as disclosed in the SEC Documents, (a) there has been no material adverse change and no material adverse development in the business, properties, operations, condition (financial or otherwise) or results of operations of the Company or its Subsidiaries; (b) the Company and its Subsidiaries have not paid or declared any dividends or other distributions with respect to their capital stock; and (c) there has not been any change in the capital stock of the Company or its Subsidiaries other than grants, exercises, terminations, or forfeitures of securities under the Company’s equity or compensation plans.

9.10         No Undisclosed Events, Liabilities, Developments or Circumstances.  Except for the Convertible Note pursuant to this Agreement, no event, liability, development or circumstance has occurred or exists with respect to the Company or its Subsidiaries or their respective business, properties, prospects, operations or financial condition, that would be required to be disclosed by the Company under applicable securities laws on a registration statement on Form S-1 filed with the SEC or financial statements and related footnotes according to GAAP relating to an issuance and sale by the Company of its Common Stock and which has not been publicly announced or disclosed.

9.11         Conduct of Business; Regulatory Permits.  Neither the Company nor any of its Subsidiaries is in material violation of any term of or in default under its Certificate of Incorporation or the Bylaws or their organizational charter or bylaws, respectively.  Except as described in the SEC Documents, neither the Company nor any of its Subsidiaries is in violation of any judgment, decree or order or any statute, ordinance, rule or regulation applicable to the Company or its Subsidiaries, except for possible violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  During the past two (2) years prior to the date hereof, (a) the Common Stock has been designated for quotation or included for listing on NASDAQ; (b) trading in the Common Stock has not been suspended by the SEC or NASDAQ; and (c) the Company has received no communication, written or oral, from the SEC or NASDAQ regarding the suspension or delisting of the Common Stock from NASDAQ.  Except as described in the SEC Documents, the Company and its Subsidiaries hold, and are operating in material compliance with the Permits, and all of the Permits are in full force and effect.  Except as described in the SEC Documents, neither the Company nor any Subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such Permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would reasonably be expected to result in a Material Adverse Effect.

9.12         Foreign Corrupt Practices.  Neither the Company nor, to the Company’s knowledge, any director, officer, agent, employee or other Person acting on behalf of the Company has, in the course of its actions for, or on behalf of, the Company: (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

9.13         Sarbanes-Oxley Act.  The Company is in material compliance with all applicable requirements of the Sarbanes-Oxley Act of 2002 that are effective as of the date hereof, and any and all applicable rules and regulations promulgated by the SEC thereunder that are effective as of the date hereof.

9.14         Transactions With Affiliates.  Except as set forth in the SEC Documents, none of the executive officers or directors of the Company is presently a party to any transaction with the Company (other than for ordinary course services as executive officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such executive officer or director or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any such executive officer or director has a substantial interest or is an officer, director, trustee or partner.

9.15         Equity Capitalization.  As of June 30, 2011, the authorized capital stock of the Company consists of 149,000,000 shares of Common Stock and 1,000,000 shares of Preferred Stock.  As of the date hereof, no shares of Preferred Stock are issued and outstanding.  As of June 30, 2011, (x) 70,317,747 shares of Common Stock were issued and outstanding; (y) 14,349,383 shares were reserved for issuance pursuant to the Company’s equity incentive plans (including 10,802,152 shares reserved for issuance pursuant to outstanding options and 3,547,231 shares reserved for future grant); and (z) 17,130,682 shares reserved for issuance pursuant to outstanding warrants.  All of such outstanding shares have been, or upon issuance will be, validly issued and are fully paid and nonassessable.  Except as set forth above in this paragraph 9.15 or on Schedule 9.15, or as disclosed in the SEC Documents: (a) none of the Company’s capital stock is subject to preemptive rights or any other similar rights or any liens or encumbrances suffered or permitted by the Company; (b) there are no outstanding options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Subsidiaries, or contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to issue additional capital stock of the Company or any of its Subsidiaries or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, or exercisable or exchangeable for, any capital stock of the Company or any of its Subsidiaries; (c)there are no agreements or arrangements under which the Company or any of its Subsidiaries is obligated to register the sale of any of their securities under the Securities Act; (d) there are no outstanding securities or instruments of the Company or any of its Subsidiaries which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which the Company or any of its Subsidiaries is or may become bound to redeem a security of the Company or any of its Subsidiaries; (e) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the Securities; and (f) the Company does not have any stock appreciation rights or “phantom stock” plans or agreements or any similar plan or agreement.  The Company has furnished or made available to the Purchaser upon the Purchaser’s request, true, correct and complete copies of the Certificate of Incorporation and Bylaws and the terms of all securities convertible into, or exercisable or exchangeable for, shares of Common Stock and the material rights of the holders thereof in respect thereto.

9.16         Indebtedness and Other Contracts.  Except as disclosed in Schedule 9.16 or in the SEC Documents, neither the Company nor any of its Subsidiaries: (a) has any outstanding Indebtedness to any one Person or group of Affiliated Persons in excess of $10,000,000.00; or (b) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect.  Any Indebtedness of the Company or any of its Subsidiaries required to be disclosed in the SEC Documents has been so disclosed.

9.17         Absence of Litigation.  Except as set forth in Schedule 9.17 or as disclosed in the SEC Documents, there is no action, suit, proceeding, inquiry or investigation before or by NASDAQ, any court, public board, government agency, self-regulatory organization or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that would reasonably be expected to have a Material Adverse Effect.

9.18         Insurance.  The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged.

9.19         Employee Relations.  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union.  The Company and its Subsidiaries believe that their relations with their employees are good.  No named executive officer of the Company or any of its Subsidiaries has notified the Company or any such Subsidiary that such officer intends to leave the Company or any such Subsidiary or otherwise terminate such officer’s employment with the Company or any such Subsidiary.

9.20         Labor Laws.  The Company and its Subsidiaries, to their knowledge, are in compliance with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

9.21         Title.  Except as set forth in Schedule 9.21 or as disclosed in the SEC Documents, the Company and its Subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its Subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company and any of its Subsidiaries.  Any real property and facilities held under lease by the Company and any of its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.

9.22         Intellectual Property Rights.  The Company and its Subsidiaries own, possess or can acquire on reasonable terms sufficient trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets and other similar rights (collectively,

“Intellectual Property Rights”) reasonably necessary to conduct their businesses as now conducted; except to the extent failure to own, possess or acquire such Intellectual Property Rights would reasonably be expected to result in a Material Adverse Effect.  Neither the Company nor any of its Subsidiaries has received any notice of infringement or conflict with asserted Intellectual Property Rights of others.  Except as disclosed in the SEC Documents or as would not be reasonably likely to result, individually or in the aggregate, in a Material Adverse Effect, (a) to the Company’s knowledge, there is no infringement, misappropriation or violation by third parties of any of the Intellectual Property Rights owned by the Company; (b) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding, investigation, inquiry or claim by others challenging the rights of the Company and its Subsidiaries in or to any such Intellectual Property Rights; (c) the Intellectual Property Rights owned by the Company and its Subsidiaries and, to the Company’s knowledge, the Intellectual Property Rights licensed to the Company and its Subsidiaries have not been adjudged by a court of competent jurisdiction invalid or unenforceable, in whole or in part, and there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Intellectual Property Rights; and (d) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company or its Subsidiaries infringe, misappropriate or otherwise violate any Intellectual Property Rights or other proprietary rights of others, and the Company and its Subsidiaries have not received any written notice of such claim.

9.23         Environmental Laws.  Except as described in the SEC Documents, the Company and its Subsidiaries (a) are in compliance with any and all applicable Environmental Laws; (b) have received all Permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses as currently conducted; and (c) are in compliance with all terms and conditions of any such Permit, license or approval where, in each of the foregoing clauses (a), (b) and (c), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.

9.24         Tax Status.  Except as set forth in Schedule 9.24 or as disclosed in the SEC Documents, and except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries (a) has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject or has properly requested extensions thereof; (b) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith; and (c) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  Except as set forth in Schedule 9.24 or as disclosed in the SEC Documents, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction.

9.25         Internal Accounting and Disclosure Controls.  The Company and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset and liability accountability; (c) access to assets or incurrence of liabilities is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any difference.  The Company maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) that are effective at the reasonable assurance level to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the rules and forms of the SEC, including, without limitation, controls and procedures designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s management, including its principal executive officer or officers and its principal financial officer or officers, as appropriate, to allow timely decisions regarding required disclosure.

9.26         Off Balance Sheet Arrangements.  There is no transaction, arrangement, or other relationship between the Company and an unconsolidated or other off balance sheet entity that is required to be disclosed by the Company in the SEC Documents or financial statements and related footnotes according to GAAP and is not so disclosed.

9.27         Investment Company Status.  The Company is not, and upon consummation of the sale of the Securities will not be, an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

9.28         Form S-3 Eligibility.  The Company is eligible to register the Exchange Shares for resale by the Purchaser using Form S-3 promulgated under the Securities Act.

9.29         Manipulation of Price.  The Company has not, and to its knowledge no one acting on its behalf has, taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities.

9.30         ERISA Compliance.  The Company and its Subsidiaries and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)) established or maintained by the Company and its Subsidiaries are in compliance in all material respects with ERISA.  No “reportable event” (as defined under ERISA) has occurred with respect to any “employee benefit plan” established or maintained by the Company and its Subsidiaries.

9.31         Money Laundering Laws.  The operations of the Company and its Subsidiaries are, and have been conducted at all times, in compliance with applicable Money Laundering Laws and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the best knowledge of the Company, threatened.

9.32         OFAC.  Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, agent, employee, Affiliate or Person acting on behalf of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by OFAC; and the Company will not directly or indirectly use the proceeds of this offering, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person or entity, for the purpose of financing the activities of any Person currently subject to any U.S. sanctions administered by OFAC.

9.33         Survival of Representations.  All representations and warranties made by the Company herein will survive the delivery of the Convertible Note Documents and the making of the loans evidenced thereby solely for purposes of paragraph 11.4, and any investigation at any time made by or on behalf of the Purchaser will not diminish the Purchaser’s right to rely thereon.

10.           Purchaser’s Representations and Warranties.  The Purchaser represents and warrants to the Company as follows:

10.1         Organization and Standing.  The Purchaser is a corporation or other entity duly incorporated or formed, validly existing and, where the concept is applicable, in good standing under the laws of the jurisdiction of its incorporation or formation.

10.2         Authorization; Power.  The Purchaser has all requisite legal power to execute, deliver and perform this Agreement.  The Purchaser has taken all necessary action for the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated thereby.  This Agreement constitutes a legal, valid and binding obligation of the Purchaser, which is enforceable against such Purchaser in accordance with its terms.

10.3         Investment Representations.  The Purchaser understands that the Convertible Notes and the Exchange Shares to be issued upon an exchange of each Convertible Note are restricted securities which are not registered under the Securities Act.  The Purchaser also understands that the Convertible Notes are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon the Purchaser’s representations contained in this Agreement.  The Purchaser hereby represents and warrants as follows:

10.3.1      Economic Risk.  The Purchaser has substantial experience in evaluating and investing in private placement transactions of securities in companies similar to the Company so the Purchaser is capable of evaluating the merits and risks of this transaction.  The Purchaser understands that: (a) the investment contemplated by this Agreement involves a substantial degree of risk; (b) the Purchaser must bear the economic risk of this investment indefinitely unless the interests to be acquired hereunder are registered pursuant to the Securities Act, or an exemption from registration is available; and (c) the Company has no present intention of registering the interests to be acquired hereunder (other than pursuant to the Registration Rights Agreement).  The Purchaser also understands that there is no assurance that any exemption from registration under the Securities Act will be available and that, even if available, such exemption may not allow the Purchaser to transfer any interests acquired in connection with the Convertible Note or Exchange Shares.

10.3.2      Acquisition for Own Account.  The Purchaser is acquiring the Convertible Note for such Purchaser’s own account for investment purposes only, and does not intend to distribute the Convertible Note or Exchange Shares.  The Purchaser has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Convertible Note or the Exchange Shares by means of any form of general solicitation or general advertising within the meaning of Rule 502(a) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act (other than pursuant to the Registration Rights Agreement).

10.3.3      Protection.  The Purchaser represents that such Purchaser: (a) is an accredited investor within the meaning of Regulation D promulgated under the Securities Act; (b) is a QIB; (c) agrees with the Company that, to extent it desires to resell the Convertible Note, it will solicit offers for the Convertible Note from, and will offer the Convertible Note only to, (i) in the United States to Persons whom such Purchaser reasonably believes to be QIBs or, if any such Person is buying for one or more institutional accounts for which such Person is acting as fiduciary or agent, only when such Person has represented to such Purchaser that each such account is a QIB, to whom notice has been given that such sale or delivery is being made in reliance on Rule 144A and, in each case, in transactions under Rule 144A and otherwise in compliance with this Agreement including the transfer restrictions contained herein, (ii) outside of the United States in an offshore transaction in accordance with Rule 904 of Regulation S under the Securities Act, (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), or (iv) pursuant to an effective registration statement under the Securities Act, in each of cases (i) through (iv) in accordance with any applicable securities laws of any state of the United States; (d) has the capacity to protect its own interests in connection with the transactions contemplated in this Agreement; and (e) is aware of no publication of any advertisement in connection with the transactions contemplated in this Agreement.

10.3.4      Company Information.  The Purchaser has: (a) received and read all information that the Purchaser has requested regarding the Company’s business, management and financial affairs including the SEC Documents; (b) had the opportunity to discuss such matters with directors, officers and management of the Company; (c) had the opportunity to review the Company’s operations and facilities; and (d) had the opportunity to ask questions of and receive answers from the Company and its management regarding the terms and conditions of this investment.

10.3.5      Regulation S Representations.

(a)           The Purchaser is not a “U.S. Person” (as defined in Rule 902 of Regulation S) and such Purchaser is purchasing the Convertible Note and the Exchange Shares outside the United States in an offshore transaction meeting the requirements of Regulation S.

(b)           The Purchaser is not acquiring, has not offered, and will not offer prior to the expiration of a six (6) month compliance period pursuant to Rule 903 of Regulation S, the Convertible Note and the Exchange Shares for the account or benefit of any U.S. Person.

(c)           The Purchaser did not become aware of the Company or the Convertible Note and the Exchange Shares through any form of “directed selling efforts” (as defined in Rule 902 of Regulation S), and no general solicitation or general advertising in violation of the Act has been or will be used nor will any offers by means of any directed selling efforts in the United States be made by the Purchaser or any of its representatives in connection with the offer and sale of any of the Convertible Note or the Exchange Shares.

(d)           At the time of the origination of contact concerning the transactions contemplated by this Agreement and on the date of execution and delivery of this Agreement by the Purchaser, the Purchaser was outside the United States.

(e)           The Purchaser’s acquisition of the Convertible Note and the Exchange Shares is not a transaction or part of series of transactions that, although in technical compliance with Regulation S, is part of a plan or scheme to evade the registration provisions of the Act.

11.           Default.  Each Purchaser may terminate all of such Purchaser’s obligations under the Convertible Note Documents, accelerate each applicable Convertible Note and declare such Convertible Note and all other Indebtedness and obligations of the Company owing to such Purchaser to be due and payable if any of the following events of default (a “Default”) occur and have not been waived in writing by such Purchaser:

11.1         Nonpayment of Principal.  The Company fails to pay when due any principal of the Convertible Notes; or

11.2         Nonpayment of Interest.  The Company fails to pay any installment of interest on the Convertible Notes when due and payable; or

11.3         Breach of Agreement.  The Company fails to perform or observe any covenant contained in this Agreement; or

11.4         Representations and Warranties.  Any representation or warranty made to the Purchaser in paragraph 9 of this Agreement, in any schedule to this Agreement or in any certificate delivered by the Company pursuant to this Agreement proves to be false or erroneous in any material respect when made; or

11.5         Bankruptcy.  The institution of bankruptcy, reorganization, readjustment of any debt, liquidation or receivership proceedings by or against the Company occurs under the Bankruptcy Code, as amended, or any part thereof, or under any other laws, whether state or federal, for the relief of debtors, now or hereafter existing which is not dismissed within sixty (60) days of the institution thereof; or

11.6         Insolvency.  Any admission by the Company that the Company is unable to pay its debts as such debts mature or an assignment for the benefit of the creditors of the Company; or

11.7         Judgment.  Entry by any court of a final judgment in an amount in excess of $15,000,000.00 against the Company which is not discharged or stayed within sixty (60) days thereof; or

11.8         Receivership.  The appointment of a receiver or trustee for the Company; or

11.9         Acceleration of Other Debt.  The acceleration of the maturity of any indebtedness for borrowed money of the Company owing to any other Person in an amount in excess of $20,000,000.00, provided however, if the documents evidencing the accelerated indebtedness do not provide for a cure period prior to acceleration and the Company causes the acceleration to be rescinded within thirty (30) days after the date of acceleration, then the event of Default under this paragraph 11.9 will be deemed to be cured as a result of such rescission of acceleration within such thirty (30) day period.

If the Company cures or causes to be cured such Default within thirty (30) days after receiving written notice thereof, the parties will be restored to their respective rights and obligations under this Agreement as if no Default had occurred, except that no right to cure will be given as to events of Default in paragraphs 11.1, 11.5, 11.6, 11.7 or 11.9 of this Agreement.

12.           Remedies.  On the occurrence of an event of Default which has not been timely cured, each Purchaser may, at such Purchaser’s option:

12.1         Acceleration of Note.  Declare all Convertible Notes and all sums due to the Purchasers pursuant to the Convertible Note Documents to be immediately due and payable, whereupon the same will become forthwith due and payable and the Purchasers will be entitled to proceed to selectively and successively enforce the Purchaser’s rights under the Convertible Note Documents or any other instruments delivered to the Purchaser in connection with the Convertible Note Documents.

12.2         Waiver of Default.  The Purchaser shall, upon execution of an instrument or instruments in writing signed by Purchasers holding a majority of the principal amount of the then outstanding Convertible Notes, waive any Default which has occurred together with any of the consequences of such Default and, in such event, the Purchaser and the Company will be restored to their respective former positions, rights and obligations hereunder.  Any Default so waived will, for all purposes of this Agreement with respect to the Purchaser, be deemed to have been cured and not to be continuing, but no such waiver will extend to any subsequent or other Default or impair any consequence of such subsequent or other Default.

12.3         Cumulative Remedies.  No failure on the part of the Purchaser to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise by the Purchaser of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not alternative.

13.           Miscellaneous.  It is further agreed as follows:

13.1         Expenses.  Except as otherwise provided in this Agreement, the Company and each Purchaser will each pay their own respective expenses in connection with the transactions described in this Agreement and the preparation of the Convertible Note Documents.  The Company agrees to pay all reasonable out-of-pocket expenses incurred by the Purchaser in connection with the enforcement of the Convertible Note Documents including, without limitation, reasonable attorneys’ fees.

13.2         Notices.  All notices, requests and demands will be served by hand delivery, telefacsimile, overnight courier or by registered or certified mail, with return receipt requested, as follows:

if to the Company:	Clean Energy Fuels Corp.
3020 Old Ranch Parkway, Suite 400
Seal Beach, California 90740
	Telephone:	(562) 493-2804
	Facsimile:	(562) 493-4956
	Attention:	J. Nathan Jensen, Vice President and General Counsel

with a copy to:	Morrison & Foerster LLP
12531 High Bluff Drive, Suite 100
San Diego, California 92130
	Telephone:	(858) 720-5100
	Facsimile:	(858) 720-5125
	Attention:	Steven G. Rowles, Esquire

if to the Purchaser:

Telephone:
Facsimile:
Attention:

with a copy to:

Telephone:
Facsimile:
Attention:

or at such other address as any party designates for such purpose in writing to the other party.  Notices will be deemed to have been given on the date actually received in the event of personal, telefacsimile or overnight courier delivery or on the date three (3) days after notice is deposited in the mail, properly addressed, postage prepaid.

13.3         Severability.  If any one or more of the provisions contained in any of the Convertible Note Documents is determined to be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction, nor will the validity, legality and enforceability of the remaining provisions contained in the Convertible Note Documents in any way be affected or impaired thereby.

13.4         Construction and Venue.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement will be governed by the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.  Each party hereby irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery or, if no such state court has proper jurisdiction, the United States District Court for the District of Delaware, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper.  Nothing contained herein will be deemed to limit in any way any right to serve process in any manner permitted by law.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

13.5         No Waiver.  No payment of proceeds under the Convertible Note Documents will constitute a waiver of any of the Company’s representations, warranties, conditions or covenants under the Convertible Note Documents.

13.6         Entire Agreement.  This Agreement, the Convertible Notes and the other Convertible Note Documents supersede all other prior oral or written agreements between the Purchaser, the Company, their Affiliates and Persons acting on their behalf with respect to the matters discussed herein and therein and constitute the entire understanding of the parties with respect to the matters covered herein or therein, and except as specifically set forth herein or therein, neither the Company nor the Purchaser makes any representation, warranty, covenant or undertaking with respect to such matters.

13.7         Time.  Time is of the essence of this Agreement and each provision of the other Convertible Note Documents.

13.8         Headings.  Except for the headings in paragraph 1, the headings of this Agreement are for convenience, are not part of and will not affect the interpretation of this Agreement.

13.9         Counterparts.  This Agreement may be executed in two or more counterparts, and it will not be necessary that the signatures of all parties hereto be contained on any one counterpart hereof.  The counterpart will be deemed an original, but all counterparts together will constitute one and the same instrument.  The parties agree that a telefacsimile of this Agreement signed by the parties will constitute an agreement in accordance with the terms hereof as if all of the parties had executed an original of this Agreement.

13.10       Usury.  No provision of this Agreement, any other Convertible Note Document or any other instrument executed in connection herewith is intended or will be construed to require or permit the payment or collection of interest at a rate that exceeds the highest non-usurious lawful rate permitted by applicable law.  If any excess of interest in such respect is provided for, or is adjudicated to be so provided for, then: (a) the provisions of this paragraph 13.10 will govern and control; (b) neither the Company nor the Company’s successors or assigns or any other party liable for the payment thereof will be obligated to pay the amount of such interest to the extent that, with respect to such liable party, it is in excess of the maximum amount permitted by law; (c) any such excess which may have been collected will be, at the option of the Purchaser, either applied as a credit against the then unpaid principal amount of the Convertible Note or refunded to the Company; and (d) the effective rate of interest will be automatically subject to reduction to the maximum lawful contract rate allowed under applicable usury laws as now or hereafter construed by the courts having jurisdiction over the Convertible Note Documents.

13.11       Successors and Assigns.  No party may assign or transfer this Agreement or any rights or obligations hereunder or any Convertible Note without the prior written consent of the other party except for transfers in compliance with both paragraphs 4.4 and 4.5 of this Agreement.  This Agreement will be binding upon and inure to the benefit of the parties and their successors and permitted assigns.

13.12       No Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

13.13       Further Assurances.  Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

13.14       Amendments and Waivers.  Except as otherwise set forth herein, any term of this Agreement may be amended, terminated or waived only with the written consent of the Company and the Holder(s) of at least a majority of the principal amount of then outstanding Convertible Notes issued pursuant to the Convertible Loan Documents.  Any amendment, termination or waiver effected in accordance with this paragraph 13.14 shall be binding upon the Purchaser and each permitted transferee thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Company and the Purchaser have executed this Agreement effective on the date first above written.

COMPANY:

CLEAN ENERGY FUELS CORP., a Delaware corporation

By:
Barclay F. Corbus, Senior Vice President - Strategic Development

IN WITNESS WHEREOF, the Company and the Purchaser have executed this Agreement effective on the date first above written.

PURCHASER:

[•], a

By:
Name:
Title: